Exhibit 99.1
American Eagle Outfitters
Reports Fourth Quarter 2009 Results
Pittsburgh, March 10, 2010 — American Eagle Outfitters, Inc. (NYSE:AEO) today announced that non-GAAP earnings for the fourth quarter ended January 30, 2010 were $0.33 per diluted share, excluding non-cash store impairment charges totaling $0.05 per diluted share. This compares to non-GAAP earnings of $0.19 per diluted share for the quarter ended January 31, 2009, which excluded non-cash, other-than-temporary investment security and store impairment charges totaling $0.03 per diluted share.
The company also announced that non-GAAP earnings for the fiscal year ended January 30, 2010 were $0.76 per diluted share. This compares to non-GAAP earnings of $0.99 per diluted share last year. Please see the table below for a complete reconciliation of GAAP to non-GAAP earnings.
In a separate press release dated March 9, 2010, the company announced that after an extensive evaluation and review of strategic alternatives, it plans to close the MARTIN+OSA concept, including all 28 stores and the online business. For additional information, see press release and Form 8-K dated March 9, 2010.
“While 2009 began with numerous challenges, I am extremely pleased that we ended the year on a high note, delivering increases in both sales and earnings in the fourth quarter,” said Jim O’Donnell, chief executive officer. “During the quarter, we were especially pleased with the improvement in the AE brand. Our assortments were stronger, and the price/value offering was more compelling than ever. We will build upon the momentum and maximize the AE brand, continuing to re-capture market share. In 2010, we will focus our efforts and resources on the American Eagle family of brands including AE, aerie and 77 kids, which have the greatest potential. I am confident that we have the potential to realize our goals and position the company for long-term success.”
Fourth Quarter Results
Total sales for the quarter ended January 30, 2010 increased 7% to $972.0 million compared to $905.7 million for the quarter ended January 31, 2009. Fourth quarter comparable store sales increased 5%, compared to a 16% decline last year.
Gross profit for the fourth quarter was $388.2 million, or 39.9% as a rate to sales, compared to $311.6 million, or 34.4% as a rate to sales last year. The merchandise margin increased by 600 basis points, primarily due to lower markdowns. As a rate to sales, buying, occupancy and warehousing costs increased by 50 basis points. This was due primarily to the de-leveraging of rent and buying expense.
Selling, general and administrative expense of $237.1 million compares to $214.8 million last year, a 10.4% increase. Operational efficiencies and reductions in supply costs and advertising were offset by the accrual of incentive compensation costs, which was not earned in 2008.
Loss on impairment of assets was $18.0 million, or 1.8% as a rate to sales, compared to $6.7 million, or 0.7% as a rate to sales last year, and relates to the impairment of underperforming MARTIN+OSA stores.

Operating income for the quarter was $94.4 million, compared to $53.4 million last year. The operating margin was 9.7%, compared to 5.9% last year.
Other income, net was $1.6 million versus $2.9 million last year. The decline was primarily due to lower interest income, which resulted from an overall decrease in interest rates compared to last year.
Additionally, a $0.7 million other-than-temporary impairment charge was recognized in connection with the valuation of investment securities compared to a charge of $3.0 million last year.
The company generated net income during the fourth quarter of $59.3 million, compared to $32.7 million last year.
Fiscal 2009 Results
Total sales for the year ended January 30, 2010 increased slightly to $2.991 billion, compared to $2.989 billion for the year ended January 31, 2009. Comparable store sales decreased 4% for the year, compared to a 10% decrease for the same period last year.
Gross profit for the year was $1.158 billion, or 38.7% as a rate to sales, compared to $1.174 billion, or 39.3% as a rate to sales last year. The merchandise margin improved by 80 basis points, primarily due to reduced markdowns. Buying, occupancy and warehousing costs increased by 140 basis points, primarily due to rent related to new store growth.
Selling, general and administrative expenses of $756.3 million compares to $734.0 million last year, a 3% increase. As a rate to sales, SG&A increased 60 basis points. In 2009, the company sustained expense savings achieved in 2008 and experienced expense reductions in the areas of advertising and travel. This was offset by the accrual of incentive costs, which was not earned in 2008.
Loss on impairment of assets was $18.0 million, or 0.6% as a rate to sales, compared to $6.7 million, or 0.2% as a rate to sales last year, and relates to the impairment of underperforming MARTIN+OSA stores.
Operating income for the year was $238.4 million, compared to $302.1 million last year. The operating margin was 8.0%, compared to 10.1% last year.
Other (expense) income, net was ($5.1) million versus $17.8 million last year. The decline was primarily due to a significantly lower rate of return on investments as well as a non-cash, non-operating foreign currency loss related to holding U.S. dollars in Canada in anticipation of repatriation that occurred in the second quarter of 2009. Additionally, we recognized a $0.9 million other-than-temporary impairment charge in connection with the valuation of our investment securities, which compared to a $22.9 million charge last year.
The company generated net income during the fiscal year of $169.0 million, compared to $179.1 million last year.
Inventory
Total merchandise inventory at the end of the fourth quarter was $326.4 million, an increase of $31.5 million compared to $294.9 million last year. On a cost per square foot basis, ending inventory increased 8% compared to an 8% decline in inventory per foot at the end of fiscal 2008. Looking ahead to the first quarter, average weekly inventory at cost per foot is planned to increase in the mid single-digits, following a 5% decline last year. First quarter inventory growth largely reflects an increased investment in AE denim to support strong demand. Total inventory units per foot are flat in the first quarter. The increased inventory at cost relative to units reflects the higher mix of denim as a percent to the total.
AEO Direct
The company’s direct business includes ae.com, aerie.com, 77kids.com and martinandosa.com. In fiscal 2009, sales increased 12% to $344.3 million compared to $307.0 million in fiscal 2008.
Capital Expenditures
For the fourth quarter, capital expenditures were $21 million compared to $39 million last year. Reflecting our reduced spending plan, fiscal 2009 capital expenditures totaled $127 million compared to $265 million last year. Of the 2009 capital expenditures, approximately one half related to new and remodeled stores. The balance of the 2009 capital spend related to investments in the company’s home office, distribution centers and IT initiatives to support AEO Direct and brand growth. As we continue with our reduced spending plan, 2010 capital expenditures are expected to be in the range of $100 to $120 million, with approximately one half relating to the investment in stores.
Real Estate
In the fourth quarter, the company opened one AE store, completed the remodeling of one AE store and closed 15 AE stores. In fiscal 2009, the company opened eight new AE stores, remodeled 22 AE stores and closed 24 AE stores. The company also opened 21 aerie stores. For the year, total gross square footage increased approximately 1%.
In 2010, we expect to open 14 new AE stores, complete 20 AE store remodels and close 15 to 25 AE stores stores. In addition, we plan to open 20 new aerie stores and our first five 77 kids stores. As previously announced, we plan to close the 28 MARTIN+OSA stores. As a result, total gross square footage in 2010 is expected to be relatively flat.
Cash and Cash Equivalents, Short-term Investments and Long-term Investments
The company ended the fourth quarter with total cash and cash equivalents, short-term investments and long-term investments of $896 million. This includes $202 million of investments in auction rate and preferred securities, net of impairment.
Future Outlook
“In 2010, we will build upon the progress and momentum that began during the second half of 2009,” said Joan Hilson, chief financial officer. “Our goal is to achieve on-going margin improvement each quarter, returning to a minimum of mid-teen operating margin by 2011. This will be achieved through a combination of top line sales growth, on-going margin recovery, and focusing on new concepts which have demonstrated the highest potential. AEO is financially strong, as we ended the year with total cash and investments of $896 million. We are confident about our future earnings potential and our ability to create long-term value for shareholders.”

First Quarter 2010 Guidance
Based on our current view of sales trends, we expect first quarter non-GAAP earnings to be in a range of $0.15 to $0.17 per diluted share. This guidance excludes estimated charges and an operating loss related to the MARTIN+OSA business as outlined in the table which follows. These estimates are preliminary and based on a number of significant assumptions and could change materially. First quarter guidance compares to non-GAAP earnings of $0.11 per diluted share, which excluded a tax benefit, a realized loss related to the sale of investment securities and an operating loss related to MARTIN+OSA, as outlined in the table which follows.
Conference Call Information
At 9:00 a.m. Eastern Time on March 10, 2010, the company’s management team will host a conference call to review the financial results. To listen to the call, dial 1-877-407-0789 or internationally dial 1-201-689-8562 five to seven minutes prior to the scheduled start time. The conference call will also be simultaneously broadcast over the Internet at www.ae.com. Anyone unable to listen to the call can access a replay beginning March 10, 2010 at 12:00 p.m. Eastern Time through March 31, 2010. To listen to the replay, dial 1-877-660-6853, or internationally dial 1-201-612-7415, and reference account 3055 and confirmation code 344458. An audio replay of the conference call will also be available at www.ae.com.
Non-GAAP Measures
This press release includes information on non-GAAP earnings per share information. This measure is not based on any standardized methodology prescribed by U.S. generally accepted accounting principles (“GAAP”) and is not necessarily comparable to similar measures presented by other companies. The company believes that this non-GAAP information is useful as an additional means for investors to evaluate the company’s operating performance, when reviewed in conjunction with the company’s GAAP financial statements. This amount is not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the company’s business and operations.
* * * *
American Eagle Outfitters, Inc., through its subsidiaries, (“AEO, Inc.”) offers high-quality, on-trend clothing, accessories and personal care products at affordable prices. The American Eagle Outfitters® brand targets 15 to 25 year old girls and guys, with 939 stores in the U.S. and Canada and online at www.ae.com. aerie® by american eagle offers Dormwear® and intimates collections for the AE® girl, with 137 standalone stores in the U.S. and Canada and online at www.aerie.com. The latest brand, 77kids™ by american eagle™, is available online only at www.77kids.com. 77kids offers “kid cool,” durable clothing and accessories for kids ages two to 10. AE.COM®, the online home of the brands of AEO, Inc. ships to more than 60 countries worldwide.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding first quarter earnings. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company’s control. Such factors include, but are not limited to the risk that the Company’s operating, financial and capital plans may not be achieved and the risks described in the Risk Factor Section of the company’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

AMERICAN EAGLE OUTFITTERS,INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	January 30,	January 31,
	2010	2009
	(unaudited)
ASSETS
Cash and cash equivalents	$693,960	$473,342
Short-term investments	4,675	10,511
Merchandise inventory	326,454	294,928
Accounts receivable	34,746	41,471
Prepaid expenses and other	47,039	59,660
Deferred income taxes	60,156	45,447

Total current assets	1,167,030	925,359

Property and equipment, net	713,142	740,240
Goodwill	11,210	10,706
Long-term investments	197,773	251,007
Non-current deferred income taxes	27,305	15,001
Other assets, net	21,688	21,363

Total Assets	$2,138,148	$1,963,676

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$158,526	$152,068
Notes payable	30,000	75,000
Accrued compensation and payroll taxes	55,144	29,417
Accrued rent	68,866	64,695
Accrued income and other taxes	20,585	6,259
Unredeemed gift cards and gift certificates	39,389	42,299
Current portion of deferred lease credits	17,388	13,726
Other current liabilities and accrued expenses	19,057	18,299

Total current liabilities	408,955	401,763

Deferred lease credits	89,591	88,314
Non-current accrued income taxes	38,618	39,898
Other non-current liabilities	22,467	24,670

Total non-current liabilities	150,676	152,882

Commitments and contingencies	—	—
Preferred stock	—	—
Common stock	2,486	2,485
Contributed capital	554,399	513,574
Accumulated other comprehensive income (loss)	16,838	(14,389)
Retained earnings	1,764,049	1,694,161
Treasury Stock	(759,255)	(786,800)

Total stockholders’ equity	1,578,517	1,409,031

Total Liabilities and Stockholders’ Equity	$2,138,148	$1,963,676

Current Ratio	2.85	2.30

AMERICAN EAGLE OUTFITTERS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share amounts)

	13 Weeks Ended
	January 30,	% of	January 31,	% of
	2010	Sales	2009	Sales
	(unaudited)		(unaudited)
Net sales	$971,976	100.0%	$905,713	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	583,813	60.1%	594,076	65.6%

Gross profit	388,163	39.9%	311,637	34.4%
Selling, general and administrative expenses	237,120	24.4%	214,777	23.7%
Loss on impairment of assets	17,992	1.8%	6,713	0.7%
Depreciation and amortization	38,616	4.0%	36,794	4.1%

Operating income	94,435	9.7%	53,353	5.9%
Other income	1,615	0.2%	2,905	0.3%
Other-than-temporary impairment charge	(715)	-0.1%	(3,005)	-0.3%

Income before income taxes	95,335	9.8%	53,253	5.9%
Provision for income taxes	36,011	3.7%	20,522	2.3%

Net income	$59,324	6.1%	$32,731	3.6%

Net income per basic common share	$0.29		$0.16
Net income per diluted common share	$0.28		$0.16
Weighted average common shares outstanding — basic	206,826		205,280
Weighted average common shares outstanding — diluted	210,690		206,565

	52 Weeks Ended
	January 30,	% of	January 31,	% of
	2010	Sales	2009	Sales
	(unaudited)
Net sales	$2,990,520	100.0%	$2,988,866	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	1,832,471	61.3%	1,814,765	60.7%

Gross profit	1,158,049	38.7%	1,174,101	39.3%
Selling, general and administrative expenses	756,256	25.2%	734,029	24.6%
Loss on impairment of assets	17,992	0.6%	6,713	0.2%
Depreciation and amortization	145,408	4.9%	131,219	4.4%

Operating income	238,393	8.0%	302,140	10.1%
Other (expense) income, net	(5,062)	-0.2%	17,790	0.6%
Other-than-temporary impairment charge	(940)	0.0%	(22,889)	-0.8%

Income before income taxes	232,391	7.8%	297,041	9.9%
Provision for income taxes	63,369	2.1%	117,980	3.9%

Net income	$169,022	5.7%	$179,061	6.0%

Net income per basic common share	$0.82		$0.87
Net income per diluted common share	$0.81		$0.86
Weighted average common shares outstanding — basic	206,171		205,169
Weighted average common shares outstanding — diluted	209,512		207,582

(unaudited)	.
Total gross square footage at end of period:	6,403,859		6,328,167
Store count at end of period:	1,103		1,098

American Eagle Outfitters, Inc.
GAAP to Non-GAAP reconciliation
(unaudited)

	13 Weeks Ended	52 Weeks Ended
	January 30, 2010	January 30, 2010
Diluted EPS on a GAAP basis (as reported)	$0.28	$0.81
Deduct: Tax benefit	—	(0.13)
Add back: Impact of store impairment	0.05	0.05
Add back: Realized loss related to the sale of investment securities	—	0.01
Add back: Non-cash, non-operating foreign currency loss	—	0.02

Non-GAAP Diluted EPS	$0.33	$0.76

	13 Weeks Ended	52 Weeks Ended
	January 31, 2009	January 31, 2009
Diluted EPS on a GAAP basis (as reported)	$0.16	$0.86
Add back: Impact of other-than-temporary investment security impairment	0.01	0.11
Add back: Impact of store impairment	0.02	0.02

Non-GAAP Diluted EPS	$0.19	$0.99

	13 Weeks Ended	13 Weeks Ended	13 Weeks Ended
	May 1, 2010	May 1, 2010	May 2, 2009
	Low Range	High Range
Diluted EPS on a GAAP basis	$—	$0.02	$0.11
Add back: Impact of store impairment	0.05	0.05	—
Add back: MARTIN+OSA operating loss and shut down costs	0.10	0.10	0.03

	0.15	0.17	0.14
Deduct: Tax benefit	—	—	(0.04)
Add back: impact of realized loss related to sale of investment securities	—	—	0.01

Non-GAAP Diluted EPS	$0.15	$0.17	$0.11

	13 Weeks Ended	13 Weeks Ended
	January 30, 2010	January 31, 2009
Operating Margin as a percent to net sales on a GAAP basis (as reported)	9.7%	5.9%
Add back: Impact of store impairment	1.8%	0.7%

Non-GAAP operating margin as a percent to net sales	11.5%	6.6%

AMERICAN EAGLE OUTFITTERS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	For the Years Ended
	January 30,	January 31,	February 2,
	2010	2009	2008
	(unaudited)
Operating activities:
Net income	$169,022	$179,061	$400,019
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	147,483	133,141	110,753
Share-based compensation	36,900	20,296	33,670
Provision for deferred income taxes	(36,027)	24,469	(8,147)
Tax benefit from share-based payments	7,995	1,121	7,260
Excess tax benefit from share-based payments	(2,812)	(693)	(6,156)
Foreign currency transaction loss (gain)	6,477	(1,141)	1,221
Loss on impairment of assets	17,992	6,713	592
Net impairment loss recognized in earnings	940	22,889	—
Realized loss on sale of investment securities	2,749	—	—
Changes in assets and liabilities:
Merchandise inventory	(27,994)	(13,735)	(19,074)
Accounts receivable	7,052	(10,094)	(5,660)
Prepaid expenses and other	13,063	(24,781)	(1,334)
Other assets, net	1,146	390	(3,242)
Accounts payable	4,992	(3,053)	(15,559)
Unredeemed gift cards and gift certificates	(3,430)	(11,392)	(699)
Deferred lease credits	4,173	18,887	4,640
Accrued compensation and payroll taxes	25,528	(19,799)	(9,144)
Accrued income and other taxes	12,862	(20,697)	(31,416)
Accrued liabilities	(1,649)	611	6,546

Total adjustments	217,440	123,132	64,251

Net cash provided by operating activities	$386,462	$302,193	$464,270
Investing activities:
Capital expenditures	(127,419)	(265,335)	(250,407)
Purchase of investments	—	(48,655)	(1,772,653)
Sale of investments	80,353	393,559	2,126,891
Other investing activities	(2,003)	(1,180)	(1,170)

Net cash (used for) provided by investing activities	$(49,069)	$78,389	$102,661
Financing activities:
Payments on capital leases	(2,015)	(2,177)	(1,912)
Proceeds from issuance of notes payable	—	75,000	—
Partial repayment of notes payable	(45,000)	—	—
Repurchase of common stock from employees	(247)	(3,432)	(12,310)
Repurchase of common stock as part of publicly announced programs	—	—	(438,291)
Net proceeds from stock options exercised	7,630	3,799	13,183
Excess tax benefit from share-based payments	2,812	693	6,156
Cash dividends paid	(82,985)	(82,394)	(80,796)

Net cash used for financing activities	$(119,805)	$(8,511)	$(513,970)

Effect of exchange rates on cash	3,030	(14,790)	3,363

Net increase in cash and cash equivalents	$220,618	$357,281	$56,324
Cash and cash equivalents — beginning of period	473,342	116,061	59,737

Cash and cash equivalents — end of period	$693,960	$473,342	$116,061

CONTACT:	American Eagle Outfitters Inc.
Judy Meehan, 412-432-3300